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                                                                    Exhibit 10.3

                   SEPARATION AGREEMENT AND RELEASE OF CLAIMS

      This Separation Agreement and Release of Claims ("Agreement") is entered into by and between MICHAEL VEITCH ("VEITCH") and YOUBET.COM, INC. ("YOUBET") (collectively the "Parties").

                                    RECITALS

      A. VEITCH has been employed by YOUBET in Woodland Hills, Los Angeles County, California.

      B. YOUBET and VEITCH wish to change VEITCH's duties, responsibilities, term, and place of employment.

      C. VEITCH wishes to compromise and settle any and all claims and issues, if any, against YOUBET and its affiliated entities, arising from or related to, his employment with YOUBET and/or its affiliates, on the terms and conditions expressed in this Agreement.

      NOW, THEREFORE, based upon the following, in consideration of the mutual terms, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party, VEITCH and YOUBET agree as follows:

SECTION 1 PAYMENTS TO VEITCH

      1.1 In consideration for VEITCH's covenants and promises pursuant to the terms of this Agreement, including without limitation VEITCH's General Release contained in Section 3, below, YOUBET shall cause the following sums to be paid to VEITCH which shall include payments to which VEITCH is not otherwise entitled:

            a) Salary continuation in an amount equal to VEITCH's current base salary compensation from the effective date of this Agreement as defined in
Section 15, below (the "Effective Date") through December 31, 2004 (the "Separation Date") (collectively, the "Separation Period"). Such payments shall be made in accordance with YOUBET's standard pay schedule and payroll practices;

            b) In addition to salary continuation, a first lump sum payment of Fifty Thousand Dollars ($50,000) payable on June 8, 2004; and

            c) A second lump sum payment of Thirty-Five Thousand Dollars ($35,000) payable on January 3, 2005, but not before that date.

      All payments pursuant to this Section 1.1 shall commence on the first regular business day following YOUBET's receipt of this Agreement duly executed by VEITCH and the expiration of the seven (7) day revocation period set forth in
Section 15 below. All payments made pursuant to this Section 1.1 shall be subject to standard withholdings for income taxes, social security and other applicable state and federal employment taxes.

SECTION 2 ANCILLARY OBLIGATIONS

      2.1 YOUBET further agrees that employment references and all other inquiries and statements regarding VEITCH's employment with YOUBET will be limited to the following:

            a) In the event an inquiry is made by a prospective employer or other person following the Effective Date of this Agreement, whether or not accompanied by a written waiver, release or other authorization signed and dated by VEITCH, YOUBET will provide information regarding VEITCH's dates of employment and position held and YOUBET will, if requested, provide the attached reference letter signed by the CEO. VEITCH agrees that all such inquiries shall be directed to YOUBET'S CEO for response and said response shall be consistent with said reference letter.

            b) In the event YOUBET is requested to make VEITCH's personnel file available as part of a judicial or administrative case or investigation, YOUBET will comply with any court or administrative order to the same extent that it would comply in the case of other former employees.

      2.2 Transition Period. VEITCH agrees that, during the first ninety (90) days of the Separation Period, VEITCH shall be available to educate and assist YOUBET employees in YOUBET's Woodland Hills office or in any other location the company, at its sole discretion shall determine, in order to transition VEITCH's current workload and projects to others in accordance with the CEO of YOUBET's directives (the "Transition Period"). This Transition Period may be shortened at the discretion of the CEO. Thereafter, the Parties agree that VEITCH shall perform such services as directed by the CEO via telecommunication from VEITCH's home in Tennessee until the expiration of the Separation Period. Effective with the expiration of the Transition Period, VEITCH's job title shall be Director of Business Development and he will no longer hold any officer titles with the company. VEITCH further acknowledges and agrees that upon conclusion of the Separation Period, he shall resign his position from YOUBET without further obligation or liability by YOUBET.

      2.3 Benefits. YOUBET shall extend to VEITCH the right to remain insured under YOUBET's group health care plan, as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Until the expiration of the Separation Period, VEITCH shall continue to receive the following benefits as they exist upon the execution of this Agreement: vacation, sick pay, car allowance, 401(k) plan, health insurance, and life insurance, except as it relates to VEITCH's living expense reimbursement for living in Los Angeles, California, said living expenses shall cease 30 days after the expiration of the Transition Period. Nothing in this Agreement shall affect VEITCH's existing stock option rights, Director's and Officers insurance coverage, or any matters related to duplicative living expenses as previously agreed to between the parties. VEITCH understands and agrees that, except as specifically set out in this Agreement, no other compensation or benefits are due. Any benefits not specifically stated in this Agreement to continue shall cease as of the date of the expiration of the Separation Period.

SECTION 3 GENERAL RELEASE

      3.1 VEITCH forever releases and discharges YOUBET and its past and present subsidiary corporations, parent corporations, affiliates, partners, joint venturers, successors, assigns, contractors and subcontractors, and the officers, directors, shareholders, employees, agents and attorneys (in their individual and representative capacities, including without

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limitation YOUBET's outside legal counsel, YOUBET's inside legal counsel, and legal counsel of each related or affiliated entity of YOUBET) of each of the foregoing ("Releasees"), from any and all claims, demands, losses, damages, actions, causes of action, suits, debts, promises, liabilities, obligations, liens, costs, expenses, attorney's fees, indemnities, subrogations (contractual or equitable) or duties, of any nature, character or description whatsoever, whether known or unknown, fixed or contingent, accrued or not yet accrued, matured or not yet matured, anticipated or unanticipated, asserted or unasserted, arising from, or relating to, directly or indirectly, VEITCH's hiring, employment or separation from employment with YOUBET. Nothing in this release shall affect VEITCH's rights as a shareholder unless related to his employment.

      3.2 The release of claims in Subsection 3.1 includes, but is not limited to, claims at law or equity or sounding in contract (express or implied) or torts arising under federal, State of California, other state or local laws or the common law prohibiting age, sex, race, national origin, disability, veteran status or any other forms of discrimination, including, but not limited to, the Equal Pay Act, the Fair Labor Standards Act, as amended, the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Post-Civil War Reconstruction Acts, as amended (42 U.S.C. "1981-1988), the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, Occupational Safety and Health Act, California's Fair Employment and Housing Act, California's Family Rights Act, California's Labor Code (including without limitation any claims under Labor Code Section 132a), the California Constitution, any other federal statute, any state civil rights act, any state statutory wage claim, or claims arising out of any legal restrictions on VEITCH's employment by or separation from YOUBET, any other statutory claim, any claim of wrongful discharge, any claim in tort or contract (including without limitation, any claims under VEITCH's Employment Agreement or any Supplement or Amendment thereto), covenant of good faith and fair dealing, fraud, negligent or intentional infliction of emotional distress, defamation, negligence, wrongful termination in violation of public policy, retaliation, any claim seeking declaratory, injunctive, or equitable relief, or any other claim of any type whatsoever, arising out of the common law of any state ("Released Claims"). VEITCH likewise releases YOUBET from any and all obligations for attorneys' fees incurred in regard to the above claims. VEITCH further acknowledges that VEITCH does not believe he suffered any injuries in connection with his employment at YOUBET that might be covered by workers' compensation laws. Notwithstanding the foregoing, the Released Claims shall not include any claims based on obligations created by or reaffirmed in this Agreement.

      3.3 It is understood and agreed by all parties hereto that the sums paid to VEITCH constitute (a) full, complete and final payment of any and all sums owing for compensation as an employee of YOUBET; and (b) the sole consideration for and settlement in full accord and satisfaction of any and all claims by VEITCH or any person acting by, through or under VEITCH, jointly and/or severally, against the Releasees.

      3.4 The parties are not aware of any material facts relative to the negotiation of this contract that have not been made available to the other party. VEITCH acknowledges that he may later discover material facts in addition to, or different from, those which he now knows or believes to be true with respect to negotiation, execution or performance of this Agreement. VEITCH further acknowledges that there may be future events, circumstances, or occurrences

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materially different from those he knows or believes likely to occur. It is
VEITCH's intention to fully, finally, and forever settle and release all claims, disputes and differences between VEITCH and YOUBET. The releases provided in this Agreement shall remain in full effect notwithstanding the discovery or existence of any additional different facts or circumstances or any such future events, circumstances or conditions. In furtherance of VEITCH's intent and understanding, VEITCH hereby expressly waives any and all benefits conferred upon him by Section 1542 of the California Civil Code which provides:

             A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

      3.5 VEITCH forever agrees to defend, indemnify, and hold harmless YOUBET and Releasees from any and all claims asserted against any of them as a result of, or in connection with, any action or proceeding brought, directly or indirectly, by: a) on behalf of, in the name of, or by anyone claiming standing through VEITCH contrary to the releases provided in this Agreement; or b) anyone who seeks compensation from a Releasee based upon damage allegedly done to VEITCH during or as a result of employment with, or termination from, YOUBET.

SECTION 4 COVENANTS

      4.1 Non-Disclosure. The terms and conditions of this Agreement and the existence of this Agreement shall be kept completely confidential and shall not be disclosed by VEITCH or any of VEITCH's agents, except VEITCH may disclose the substance of this Agreement to the extent necessary as follows: a) to VEITCH' professional advisors, attorneys, accountants, who have a reasonable need to know; b) regulatory or taxing authorities; c) pursuant to court order issued by a court or administrative agency of competent jurisdiction; d) if previously made public by the Company in its SEC or other filings to establish employability or e) to enforce this Agreement.

      4.2 Non-Disparagement. VEITCH will not take any action that disparages YOUBET, any of its subsidiaries, parents or affiliates, or their respective officers, directors, shareholders, partners or employees. Further, VEITCH will not make any verbal or written statement that disparages YOUBET, any of its subsidiaries, parents or affiliates, or their respective officers, directors, shareholders, partners or employees.

      4.3 Confidentiality. VEITCH agrees that he will not, directly or indirectly, disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, contrary to the interests of YOUBET, any confidential, proprietary information or trade secrets of YOUBET, it being acknowledged by VEITCH that all such information regarding the business or operation of YOUBET compiled or obtained by, or furnished to, VEITCH while he shall have been employed by or associated with YOUBET is confidential information and the exclusive property of YOUBET. VEITCH, upon the expiration of the Separation Period, shall return to YOUBET (if he has not already done so), all "YOUBET Property," defined as including, but not limited to, keys, access cards, files, memoranda, reports, computer software and hardware, credit cards, computer disks, instructional and management manuals, books, cellular phones and computer equipment, and all tangible and intangible YOUBET property, in whatever media, not purchased from YOUBET, all documents containing YOUBET Information, and all copies thereof. YOUBET Information does not include: (a) information or knowledge that may now be in or subsequently may come into the public domain other than by way of unauthorized disclosure by

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

VEITCH; or (b) information or knowledge which VEITCH is required to disclose by order of a governmental agency or court after timely notice has been provided to YOUBET of such order. VEITCH agrees that he will not retain copies, duplicates, reproductions or excerpts of YOUBET Information, except to the extent the YOUBET Information relates to his salary, benefits and/or compensation from YOUBET.

      4.4 Non-Competition. Without the prior written consent of YOUBET, VEITCH shall not be employed by Internet gaming divisions of Magna Entertainment, TVG, or AmericaTAB during, and for a period of one year after the expiration of the Separation Period unless such restrictive covenant is otherwise prohibited by applicable law. VEITCH acknowledges that such covenant is reasonable in light of his knowledge of YOUBET's trade secrets and confidential information and is narrowly drawn so as not to prohibit VEITCH from engaging in his chosen profession.

      4.5 Covenant Not to Sue. VEITCH shall not sue or initiate against YOUBET any compliance review, action, or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state, or local law, statute, or regulation pertaining in any manner to the Released Claims unless compelled to do so by applicable law. Nothing contained in this Section 4.5 shall prevent VEITCH from providing information to any state or federal administrative agency. Nothing in this release shall affect VEITCH's rights as a shareholder unless related to his employment.

      4.6 Non-Encouragement of Claims. VEITCH agrees that he will not induce or encourage any other person or entity to pursue a claim against any Releasee. VEITCH further agrees that he will not assist or cooperate with any individual who has filed, or is pursuing any actions, claim or litigation against any Releasee, except as required by applicable law. VEITCH also agrees that he will not voluntarily provide documents, materials or any information to any person who has or may hereafter have such a claim, or appear voluntarily as a witness in a deposition, arbitration, or civil or administrative action involving a Releasee or a Released Claim, unless compelled by subpoena or by order of the applicable tribunal. Nothing in this release shall affect VEITCH's rights as a shareholder unless related to his employment.

      4.7 Covenant of Cooperation.

            a) VEITCH agrees to fully cooperate with YOUBET and its affiliates during the entire scope and duration of any litigation or administrative proceedings involving any matters with which VEITCH was involved during VEITCH `s employment with YOUBET and applying for, obtaining or enforcing any patent, copyright, or other right or protection relating to any invention.

            b) In the event VEITCH is contacted by parties or their legal counsel involved in litigation adverse to YOUBET or its affiliates, VEITCH (i) agrees to provide notice of such contact as soon as practicable; and (ii) acknowledges that any communication with or in the presence of legal counsel for YOUBET (including without limitation YOUBET's outside legal counsel, YOUBET's inside legal counsel, and legal counsel of each related or affiliated entity of YOUBET) shall be privileged to the extent recognized by law and, further, will not do anything to waive such privilege unless and until a court of competent jurisdiction decides that the communication is not privileged. In the event the existence or scope of the privileged communication is subject to legal challenge, then YOUBET must either waive the privilege or pursue litigation to protect the privilege at YOUBET's sole expense.

            c) Upon YOUBET's receipt of expense statements or vouchers or such other supporting information as YOUBET may reasonably require, in accordance with such reasonable practices, policies and procedures as YOUBET may adopt from time to time, YOUBET shall reimburse VEITCH for reasonable expenses incurred in providing such assistance. VEITCH acknowledges that such reimbursement is limited to costs and expenses incurred in complying with the obligations hereunder and do not include fees for services provided.

      4.8 Covenant of Nonsolicitation. VEITCH acknowledges that YOUBET has spent considerable time and expense in training its workforce. From the Execution of this Agreement and for the six months following the expiration of the Separation Period, VEITCH shall not, directly or indirectly, (a) encourage any employee of YOUBET to leave his or her employment with YOUBET, its affiliated entities or successors in interest; (b) employ, hire, solicit or cause to be employed, hired or solicited (other than by YOUBET or any successor in interest thereto), any person who is employed by YOUBET or successor(s) in interest: or (c) establish a business with, or encourage others to establish a business with, any person who is an employee of YOUBET or successor(s) in interest thereto.

      4.9 Assignment of Inventions/Work for Hire.

            (a) Following resignation from employment, VEITCH agrees to promptly disclose in writing to YOUBET all discoveries, copyrightable materials, developments, designs, ideas, improvements, inventions, formulas, processes, techniques, know-how, negative know-how, manuals, software, written or recorded materials or information and data (whether or not patentable or registerable under patent, copyright or similar statutes) made, conceived, reduced to practice, or learned by VEITCH, either alone or jointly with others, during his employment with YOUBET, that (a) relate to or are useful in the business of YOUBET or in YOUBET's actual or demonstrably anticipated research and development; or (b) result from tasks assigned to VEITCH by YOUBET or from use of premises owned, leased, or otherwise acquired or used by YOUBET. Pursuant to Labor Code Section 2872, this covenant shall not apply to discoveries, developments or designs that qualify under Labor Code Section 2870 which is attached hereto as Exhibit "1." Except as expressly excluded, all of the foregoing described discoveries, developments, designs, etc., are referred to as "Inventions."

            (b) VEITCH agrees that all Inventions belong to and are the sole property of YOUBET and will be Inventions of YOUBET. VEITCH irrevocably assigns to YOUBET all right, title and interest VEITCH may have or may acquire in and to all Inventions. VEITCH further agrees that YOUBET is under no further obligation, monetary or otherwise, for such assignment. VEITCH shall sign and deliver to YOUBET (during and after employment) any other documents that YOUBET considers desirable to provide evidence of (i) the assignment of all rights of VEITCH, if any, in any Inventions and (ii) YOUBET's ownership of such Inventions.

            (c) VEITCH will assist YOUBET in applying for, prosecuting, obtaining, or enforcing any patent, copyright, or other right or protection relating to any Invention, all at YOUBET's expense, provided, however, that reimbursement will be limited to actual costs and expenses incurred and not for fees for services provided, unless otherwise agreed to in writing between the parties.

            (d) If unable to secure VEITCH's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, whether due to VEITCH's mental or physical incapacity or YOUBET's inability to obtain VEITCH's signature for any reason or cause, VEITCH hereby irrevocably

                                       6
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designates and appoints YOUBET and each of its duly authorized officers and agents as VEITCH's agent and attorney-in-fact, to act for and in VEITCH's behalf to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections, with the same force and effect as if executed and delivered by VEITCH.

      4.10 VEITCH expressly agrees and understands that the remedy at law for any breach by him of this Section 4 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that YOUBET shall be entitled to immediate injunctive relief and if the court so permits, may obtain a temporary order restraining any threatened or further breach on the posting of a minimal bond. Nothing contained in this Section 4 shall be deemed to limit YOUBET's remedies at law or in equity for any breach by VEITCH of the provisions of this
Section 4 that may be pursued or availed of by YOUBET. Any covenant on VEITCH `s part contained herein, which may not be specifically enforceable, shall nevertheless, if breached, give rise to a cause of action for monetary damages.

SECTION 5 BINDING EFFECT

      This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, successors and assigns. Except as specifically provided in Section 3 of this Agreement, this Agreement is not intended to create, and shall not create, any rights in any person who is not a party to this Agreement.

SECTION 6 WAIVER

      Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver of that right, remedy, power or privilege. No waiver of any right, remedy, power or privilege with respect to any particular occurrence shall be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

SECTION 7 ENTIRE AGREEMENT

      This Agreement contains the entire agreement between the Parties and supercedes any and all prior agreements including without limitation VEITCH's Employment Agreement and any supplement or amendment thereto. This Agreement may not be changed or terminated orally, but only by a written instrument executed by the parties after the date of this Agreement. YOUBET and VEITCH further acknowledge and agree that neither party will make any claim, at any time or place, that this Agreement has been orally altered or modified in any respect whatsoever. Moreover, neither of the parties to this Agreement will hereafter claim that this Agreement has been altered, modified or otherwise changed by oral communication of any kind or character. It is expressly acknowledged and recognized by all parties that there are no oral or written collateral agreements between VEITCH and YOUBET other than such agreements as may be contained herein.

SECTION 8 CONSTRUCTION

      The terms and conditions of this Agreement shall be construed as a whole according to their fair meaning and not strictly for or against any party. The parties acknowledge that any rule

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of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

SECTION 9 PARTIAL INVALIDITY

      While the provisions contained in this Agreement are considered by the Parties to be reasonable in all circumstances, it is recognized that provisions of the nature in question may fail for technical reasons and, accordingly, it is hereby agreed and declared that if any one or more of such provisions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstances for the protection of the interests of the Parties, but would be valid if any particular restriction or provisions were deleted or restricted or limited in a particular manner, then the said provisions shall apply with such deletion, restriction, limitation, reduction, curtailment, or modification as may be necessary to make them valid and effective. The remaining terms, provisions and covenants of this Agreement shall remain in full force and shall not be affected in any way.

SECTION 10 ATTORNEYS' FEES

      In any action or proceeding to enforce the terms of this Agreement or to redress any violation of this Agreement, the prevailing party shall be entitled to recover as damages its attorney's fees and costs incurred, whether or not the action is reduced to judgment. For the purposes of this provision, the "prevailing party" shall be that party who has been successful with regard to the main issue, even if that party did not prevail on all the issues.

SECTION 11 GOVERNING LAW AND FORUM

      With the sole exception of Section 4.4 of this Agreement and, except to the extent governed by federal law, the laws of the State of California applicable to contracts made or to be wholly performed there (without giving effect to choice of law or conflict of law principles) shall govern the validity, construction, performance and effect of this Agreement, irrespective of the fact that one or more of the parties now is, or may become, a resident or citizen of a different state or country. The terms and covenants contained in
Section 4.4 shall be governed by the laws of the State of Tennessee. Any lawsuit to interpret or enforce the terms of this Agreement shall be brought in a court of competent jurisdiction in the County of Los Angeles, State of California.

SECTION 12 NECESSARY ACTION

      Each of the parties shall do any act or thing and execute any or all documents or instruments necessary or proper to effectuate the provisions and intent of this Agreement. Each of the parties represents and warrants that they have all requisite authority to execute and perform this Agreement. VEITCH represents, covenants and warrants that he has not assigned, conveyed or transferred any of the matters released by this Agreement.

SECTION 13 MISCELLANEOUS

      13.1 The captions appearing at the commencement of the sections of this Agreement are descriptive only and for convenience in reference to this Agreement and shall not define, limit or describe the scope or intent of this Agreement, nor in any way affect this Agreement.

      13.2 VEITCH agrees and understands that the execution of this Agreement shall not constitute or be construed as an admission by YOUBET or its affiliates of any liability to, or of

                                       8
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the validity of, any claim whatsoever by VEITCH, and that it cannot be used as evidence nor referred to, and YOUBET and its affiliates specifically disclaims any liability or wrongful acts against VEITCH or any other person on the part of YOUBET or its affiliates.

      13.3 The Recitals are true and correct.

      13.4 Arbitration. Save and except for (a) claims, suits or actions in equity by either Party to enforce rights hereunder by an injunction or other equitable order issued by any court having jurisdiction (which right shall prevail over and supersede the provisions of this Section 13.4), (b) workers' compensation and unemployment insurance claims, and (c) administrative claims before the California Department of Fair Employment and Housing or the United States Equal Employment Opportunity Commission, the Parties agree that any controversy or dispute arising out of or relating to this Agreement or any alleged breach thereof, including the arbitrability of any disputes, the enforceability of the arbitration clause, and disputes relating to services or the termination of services (including without limitation, any allegation of wrongful discharge, discrimination, harassment, retaliation, statutory claims based on the California Fair Employment and Housing Act, Title VII of the Civil Rights Act, as amended, the American's with Disabilities Act or any other state or federal statute or regulation) or any other injury to either Party's physical, mental or economic interests, arising between the Parties at any time in the future shall be settled exclusively by final and binding arbitration through a neutral arbitrator, rather than a court or jury.

      The Parties agree to settle all such arbitrable disputes and controversies according to the provisions of the Federal Arbitration Act and the California Code of Civil Procedure, starting at Section 1280 (and including Section 1283.05 and its mandatory and permissive rights to discovery) or any successor or replacement statutes. The arbitration proceeding will be held in Los Angeles, California pursuant to the Code of Civil Procedures statutes and under the auspices of the Judicial Arbitration and Mediation Services, Inc. ("JAMS") then-current Model Employment Arbitration Rules.

      To start the arbitration process, either Provider or Agency must submit a written arbitration request to the other, within the applicable statute of limitations period. The arbitration demand shall set forth the basis and nature of all claims being asserted. The fees of the arbitrator and all other court costs that are unique to arbitration shall be paid by YOUBET. Each party shall bear its own further costs and expenses for the arbitration, including without limitation, its own attorneys' fees and/or its own witnesses' fees. However, if either party prevails on a statutory claim which affords the prevailing party attorneys' fees, or where there is a written agreement providing for fees, the arbitrator may award reasonable attorneys' fees and costs to the prevailing party. The arbitrator shall have the authority to award any damages authorized by law. The award of the arbitrator shall be in writing and shall contain the Arbitrator's factual findings, legal conclusions and reasons for the award, shall be final and binding and may be entered as a judgment in any court with jurisdiction over either YOUBET or VEITCH. By their signatures below, the Parties each agree that the provisions of this Section 13.4 constitute a waiver of each party's right to a trial by jury for any matter subject to this Section.

SECTION 14 TIME TO REVIEW AGREEMENT

      14.1 VEITCH acknowledges that he received a copy of this Agreement on the 5th day of May, 2004, and was given at least twenty-one (21) days to review and consider the provisions of this Agreement. Any modification of this Agreement, whether material or otherwise, shall not restart the twenty-one (21) day period.

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SECTION 15 REVOCATION PERIOD

      15.1 Pursuant to 29 C.F.R. Section 1625.22, effective July 6, 1998, VEITCH understands and acknowledges that he has seven (7) calendar days following his execution of this Agreement to revoke his acceptance of this Agreement (the "Revocation Period") and that this Agreement shall not become effective or enforceable until the Revocation Period has expired.

      15.2 For revocation of the Agreement to be effective, notice must be received by Victor Gallo, General Counsel, at YOUBET, 5901 De Soto Avenue, Woodland Hills, California 91361 on the seventh (7th) calendar day after VEITCH signs the Agreement. If VEITCH revokes this Agreement, it shall not be effective or enforceable and VEITCH will not receive the benefits described in this Agreement.

SECTION 16 VOLUNTARY NATURE OF AGREEMENT

      VEITCH states he has carefully read and understood this Agreement and that he is fully aware of its legal effect, that he has had an opportunity to consult with his counsel with regard to this Agreement, and that the only promises made to him are those stated in this Agreement. VEITCH and YOUBET acknowledge that they are signing this Agreement freely, voluntarily and with full knowledge of its terms and consequences.

      PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.

      WHEREFORE, the parties hereto have duly executed this Agreement as of the date(s) written below:

MICHAEL VEITCH                         YOUBET.COM, INC.

/s/ Michael Veitch                     By: /s/ Charles F. Champion
--------------------------------          -------------------------------------
                                       Its: President & Chief Executive Officer

Date: May 28, 2004                     Date: May 28, 2004

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                                   EXHIBIT "1"

                           INVENTION ASSIGNMENT NOTICE

      In accordance with Section 2872 of the California Labor Code, you are hereby notified that the Invention Assignment provisions of the Separation Agreement and Release of Claims do not apply to an invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in pertinent part:

                  Any provision in an employment agreement which provides
            that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention which was developed entirely on his or her own time without using the employer's equipment, supplies, facilities or trade secret information except for those inventions that either:

                  (1) Relate at the time of conception or reduction to
            practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer, or

                  (2) Result from any work performed by the employee for
            the employer.

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